Exhibit 10(k), Form 10-K
Kansas City Life Insurance Company

KANSAS CITY LIFE INSURANCE COMPANY
OMNIBUS INCENTIVE PLAN
EFFECTIVE JANUARY 1, 2014

Kansas City Life Insurance Company Omnibus Incentive Plan
TABLE OF CONTENTS
Page
I.Background and Establishment of Plan    1
II.Purpose    1
III.Definitions    1
IV.Administration    7
4.01Authority of the Committee    7
4.02Manner of Exercise of Committee Authority    8
4.03Advisors and Agents of the Committee    9
4.04Records and Reports of the Committee    9
4.05Limitation of Liability; Indemnification    9
4.06Expenses    9
4.07Service in More than One Capacity    9
V.Award Limits and Adjustments    9
5.01Per Person Award Limits    9
5.02Adjustments    10
VI.Eligibility and General Conditions for Awards    10
6.01Eligibility    10
6.02Awards    10
6.03Award Agreement    10
6.04Vesting; Termination of Service    10
6.05Nontransferability of Awards    12
6.06Cancellation and Rescission of Awards    13
6.07Stand-Alone, Tandem and Substitute Awards    13
6.08Deferred Awards    13
VII.Specific Provisions for Awards    15
7.01Phantom Stock Options    15
7.02Restricted Stock Units    15
7.03Dividend Equivalents    15
7.04Performance Units    16
7.05Other Awards    16
7.06Cash Awards.    16
7.07Phantom Stock Appreciation Unit Awards    17
7.08LTI Plan Phantom Stock Options    17
VIII.Performance Awards    19
8.01Performance Awards Generally    19
8.02Performance Awards Under Section 162(m) of the Code    19
8.03Performance Criteria    20
8.04Settlement of Performance Awards    21

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8.05Written Determinations    22
8.06Additional and Substitute Awards    22
8.07Interest    22
8.08Exemptions from Section 16(b) Liability    22
IX.Change in Control    22
9.01Committee Discretion for Awards that are not 409A Compensation    22
9.02Effect of Change in Control on 409A Compensation    23
X.General Provisions    23
10.01Additional Award Forfeiture Provisions    23
10.02Compliance with Legal and Other Requirements    23
10.03Designation of Beneficiary    23
10.04Tax Provisions    24
10.05Limitation on Benefits    24
10.06Amendment and Termination of the Plan    25
10.07No Repricing    26
10.08Clawback; Right of Setoff    26
10.09Nonexclusivity of the Plan    26
10.10Treatment of Awards by Other Plans.    26
10.11Payments in the Event of Forfeitures    26
10.12Considerations Under Section 409A of the Code    26
10.13Governing Law    27
10.14Limitation on Rights Conferred under Plan    27
10.15Severability; Entire Agreement    27
10.16Plan Term    28
10.17Gender and Number    28
10.18General Creditor Status    28

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Kansas City Life Insurance Company Omnibus Incentive Plan

I.Background and Establishment of Plan
Kansas City Life Insurance Company, a Missouri corporation (“Company”), maintains the Kansas City Life Insurance Company Long-Term Incentive Plan, originally established effective January 1, 2003, and most recently amended and restated effective December 30, 2009, (the “LTI Plan”). The Company also maintains the Kansas City Life 2013 Incentive Plan (the “Incentive Plan”).
The Company hereby establishes the Kansas City Life Insurance Company Omnibus Incentive Plan (the “Plan”) as set forth herein, as the same may be amended from time to time, effective January 1, 2014. The Company hereby merges the Kansas City Life Insurance Company Long-Term Incentive Plan and the Kansas City Life 2013 Incentive Plan into the Plan effective January 1, 2014. Any awards granted prior to January 1, 2014, under the Kansas City Life Insurance Company Long-Term Incentive Plan or the Kansas City Life 2013 Incentive Plan that are outstanding as of the Company shareholder meeting on April 24, 2014, will be governed by the Plan on and after January 1, 2014. The Plan as otherwise effective on January 1, 2014, is subject to the approval of the shareholders of the Company.
II.    Purpose
The purpose of the Plan is to aid the Company in attracting, retaining, motivating and rewarding qualified employees who provide substantial services to the Company or its Affiliates, to provide for equitable and competitive compensation opportunities, including deferral opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes Stock-based and cash-based incentives for Participants. The Plan does not authorize incentives in the form of Stock.
III.    Definitions
In addition to the terms defined in Article I above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth below.
3.01    “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, except that in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. §1.414(c)-2. Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has had a Termination of Service.
3.02    “Award” means any Phantom Stock, Phantom Stock Appreciation Unit, LTI Plan Phantom Stock Option, Phantom Stock Option, Restricted Stock Unit, Performance Unit, Incentive Plan Performance Cash Award, Performance Cash Award, or Other Award, together with any related right or interest, granted to an Eligible Employee under the Plan. Until payment all Awards represent an unfunded and unsecured obligation of the Company.

3.03    “Award Agreement” means the agreement, letter or other instrument by which an Award is granted to a Participant setting forth the terms and conditions to which an Award is subject, to the extent not provided in the Plan, together with any additional documents (such as Beneficiary designations) relating to a specific Award.
3.04    “Beneficiary” means the individual or entity designated by the Participant to receive the benefits specified under the Participant’s Award, if any, upon such Participant’s death. See Section 10.03. No Beneficiary shall have any rights under the Plan prior to the death of the Participant.
3.05    “Board” means the Board of Directors of the Company.
3.06    “Cause” means any one or more of the following, as determined by the Committee or its delegate in its sole discretion:
(a)    a violation by the Participant of the Financial Officers Code of Ethics as approved by the Board resulting in a termination by the Company or Affiliate;
(b)    gross misconduct of the Participant in connection with the business of the Company or Affiliate;
(c)    commission of a felony by the Participant which would, under the Omnibus Crime Control Act of 1996, prevent the Participant from being employed by the Company or Affiliate, and the Company or Affiliate does not seek and obtain the exception from the Commissioner of Insurance as described in the Act;
(d)    willful and deliberate failure on the part of the Participant to perform his or her employment duties to the Company or any Affiliate in any material respect, other than by reason of health, after a written demand for such performance is delivered by the Company or Affiliate to the Participant which identifies the manner in which the Participant has failed to perform his or her duties and a reasonable opportunity for the Participant to cure;
(e)    any act or omission which permits the Company or Affiliate to terminate a written employment agreement or written arrangement between the Participant and the Company or Affiliate for "cause" as defined in such agreement or arrangement; or
(f)    failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Truth in Negotiations Act, or any rules or regulations thereunder.
Cause shall exclude any act or omission to act which is solely the result of bad judgment, simple negligence, or similar occurrence.
3.07     “Change in Control” means the first to occur of either of the following events:
(a)    A Change in the Effective Control of the Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company or the date a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
(b)    A Change in Ownership of the Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.
3.08    “Code” means the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code or regulation thereunder shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury and applicable case law relating to such Section of the Code.
3.09    “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board. Each member of the Committee is intended to qualify as “independent” under Company’s categorical standards and, to the extent applicable, as determined in accordance with the regulations of the stock exchange on which the Stock is principally registered. Each member of the Committee is intended to qualify as a “non-employee director” under SEC Rule 16b-3, and as an “outside director” under Section 162(m) of the Code. However, no action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet the foregoing qualification standards. The full Board may perform any function of the Committee hereunder except to the extent limited under the applicable stock exchange policies and requirements for listed companies or the Company’s bylaws, in which case the term “Committee” shall refer to the Board. To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons.
3.10    “Company” means Kansas City Life Insurance Company, a Missouri corporation, and any successor thereto.
3.11    “Deferred Award” means any Award to the extent that by its terms the Award will not or might not be paid or otherwise settled in full no later than the 15th day of the third month after the later of (a) the last day of the first calendar year in which the Award is no longer subject to a Substantial Risk of Forfeiture or (b) the last day of the Company’s first fiscal year in which the Award is no longer subject to a Substantial Risk of Forfeiture.
3.12    “Director” means a member of the Board.
3.13    “Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months is (a) unable to engage in any substantial gainful activity or (b) receiving income replacement benefits for at least three (3) months under an accident and health plan covering employees of the Company or an Affiliate. The Committee will make all determinations of Disability under the Plan.
3.14    “Dividend Equivalent” means a right granted to an Eligible Employee to receive cash or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock in connection with dividend declarations, reclassifications, spin-offs, and the like.
3.15    “Eligible Employee” means an Employee who is employed in a position or capacity designated by the Committee as eligible to participate in the Plan with respect to a particular Award.

3.16    “Employee” means any person who is considered to be an employee of the Company or an Affiliate pursuant to its personnel policies.
3.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations thereunder.
3.18    “Fair Market Value”, except as otherwise provided in the Award Agreement or as otherwise provided herein, means as of any applicable date:
(a)    If the Stock is listed on NASDAQ or other United States national securities exchange registered under the Exchange Act, the value under such of the following as the Committee shall determine based on actual transactions in such Stock as reported on the report of sales of the applicable exchange:
(i)    The last sale before or the first sale after the date the Award is granted;
(ii)    the closing sales price on such date or (whether or not sales are reported on such date) the last preceding date on which a sale was reported;
(iii)    the arithmetic mean of the high and low prices on such date or (whether or not sales are reported on such date) the last preceding date on which sales were reported;
(iv)    the average selling price of a share of Stock over a specified period beginning within 30 days before and ending within 30 days after the applicable date, based on the arithmetic mean of such selling prices during the specified period, or an average of such prices weighted based on the volume of trading of the Stock on each trading date during the specified period; provided, however, that such method may be used only if the relevant Eligible Employee, the number and class of shares of Stock subject to such method, and the method for determining such price including the period over which the average are determined, are irrevocably determined and set forth in an Award Agreement before the beginning of the specified period.
The Committee may apply different of the foregoing methods for different purposes; provided, however, that if no other method is determined by the Committee the Fair Market Value shall be determined based on the closing sales price of a share of Stock on the last preceding date on which a sale was reported, and the grant price for a Phantom Stock Option shall be (i) the closing sales price on the date of grant if Stock is traded on such date, or (ii) the closing sales price on the next date on which Stock is traded.
(b)    If Stock is publicly traded but is not listed on any such exchange, any of the methods set forth in subsection (a) applied to the bid quotations with respect to a share of Stock on the OTC Bulletin Board or other over-the-counter quotation system then in use as the principle system then available for reporting or ascertaining quotations for the Stock; and
(c)    If Stock is not publicly traded, the fair market value on the applicable date of a share of Stock as determined by the Committee in good faith.
3.19    “409A Compensation” means a Deferred Award or other compensation that is “nonqualified deferred compensation” subject to Section 409A of the Code, regardless of when granted or awarded.

3.20    "Good Reason" means the occurrence of any one or more of the following, unless the event occurs with a Participant's express prior written consent; unless the event is an isolated, insubstantial and inadvertent action or failure to act which was not taken in bad faith and which is remedied by the Company or Affiliate promptly after receipt of notice thereof given by the Participant; unless the event occurs in connection with the Participant's Termination of Service for Cause, Disability or death; or unless the event occurs as a result of the Participant's voluntary Termination of Service and not in connection with the occurrence of the following:
(a)    the reassignment of the Participant to duties materially inconsistent with the Participant's level of training and education;
(b)    a material reduction or material alteration in the nature or status of Participant's duties that are materially inconsistent with the Participant's level of training and education, other than an act that is remedied by the Company or Affiliate promptly after receipt of written notice thereof given by the Participant, and other than a promotion of the Participant to a position accepted by the Participant which includes duties, responsibilities, and status associated with the position;
(c)    a reduction by the Company or Affiliate of the Participant's base salary or bonus opportunity in effect on the grant date (other than a reduction as part of an overall reduction in compensation or change in bonus arrangements affecting all Participants) or the exclusion of the Participant by the Company or Affiliate from such incentive compensation programs as the Company or Affiliate may, from time to time, make available to its employees;
(d)    a relocation of the Participant to a site other than the Company's or Affiliate's principal office on the grant date of an award, unless the site is within 50 miles of the Participant's residence at the time of such relocation, or, if not within 50 miles of the Participant's residence at the time of such relocation, unless the Company or Affiliate makes reasonable accommodations for the Participant to work at a location within 50 miles of the Participant's residence at the time of such relocation and does not require the Participant to work at a site not within 50 miles of the Participant's residence at the time of such relocation more than 2 days during each week (unless otherwise agreed to by the Participant), subject to the Company's or Affiliate's personnel policies in respect of vacations, holidays and other time off.
3.21    “Incentive Plan Performance Cash Award” means an award granted under the Kansas City Life 2013 Incentive Plan prior to January 1, 2014, that is subject to this Plan because it is outstanding as of the Company shareholder meeting on April 24, 2014.
3.22    “LTI Plan Phantom Stock Option” means an award granted under the Kansas City Life Insurance Company Long-Term Incentive Plan prior to January 1, 2014, that is subject to this Plan because it is outstanding as of the Company shareholder meeting on April 24, 2014, and any Award granted on or after January 31, 2014 that is designated as either a Long-Term Incentive Award or an LTI Plan Phantom Stock Option.
3.23    “Non-Employee Director” means a Director who is not an employee of the Company or an Affiliate.
3.24    “Other Award” means a cash or Stock-based Award granted to an Eligible Employee under Section 7.05 or 7.06.

3.25    “Participant” means an Eligible Employee (or former Eligible Employee) who has been granted an Award under the Plan which remains outstanding or which remains subject to any provision of this Plan, including without limitation Sections 10.01 and 10.08.
3.26    “Performance Award” means an Award that (in addition to any other conditions) is conditional based upon the degree of satisfaction of performance criteria specified by the Committee. Performance Awards include, but are not limited to, Performance Cash Awards, and Performance Units.
3.27    “Performance Cash Award” means a conditional right granted to an Eligible Employee to receive a cash bonus amount after the end of a calendar year based upon the degree of satisfaction of performance criteria specified by the Committee with respect to such calendar year. An Incentive Plan Performance Cash Award is a Performance Cash Award.
3.28    “Performance Unit” means a conditional right granted to an Eligible Employee to receive a payment equal to the value of the performance unit based upon the degree of satisfaction of criteria specified by the Committee.
3.29    "Phantom Stock" means a right granted to an Eligible Employee to receive an amount based on the value of a share of Stock.
3.30    "Phantom Stock Appreciation Unit" means a right granted to an Eligible Employee to receive on a date certain that follows the end of a cycle (which will be a duration of one or more calendar years) the excess of (A) the Fair Market Value of one share of Stock on the date certain over (B) the grant price of the Phantom Stock Appreciation Unit as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Phantom Stock Appreciation Unit.
3.31    “Phantom Stock Option” means a right granted to an Eligible Employee to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the Phantom Stock Option as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Phantom Stock Option. A Phantom Stock Option may sometimes be referred to as a Stock Appreciation Right or SAR.
3.32    “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing a hypothetical share of Stock granted to an Eligible Employee under Section 7.02 which is subject to certain restrictions and to a substantial risk of forfeiture. A Restricted Stock Unit shall have a nominal value on any date equal to the Fair Market Value of one share of Stock on that date. A Restricted Stock Unit may be settled for cash or property, and may be a Performance Award.
3.33    “Retire” or “Retirement” means unless otherwise provided in an Award Agreement, a Termination of Service for any reason, other than a Termination of Service for Cause, Disability, or death, if upon such Termination of Service either (A) the Participant has attained age 65, or (B) the Participant has attained age 55 and the sum of his age and years of employment after his twenty-fifth birthday by the Company and any Affiliate equals at least 75, or (C) the Participant otherwise has reached early retirement age for purposes of the Kansas City Life Insurance Company Cash Balance Pension Plan, as from time to time amended.
3.34    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

3.35    “Separation from Service” means an Employee’s termination of employment with the Company and its Affiliates. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the individual and the employer reasonably anticipate that no further services will be performed by the individual for the Company and its Affiliates; provided, however, that an individual shall be deemed to have a Separation from Service if the level of services he or she would perform for the Company and its Affiliates after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company and its Affiliates (whether as an Employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and its Affiliates if the individual has been providing services for less than 36 months). For this purpose, an individual is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the individual has a right to reemployment with the Company or an Affiliate under an applicable statute or by contract. Notwithstanding the foregoing, no such event shall be a Separation from Service if immediately upon such event the individual continues to be an Employee by reason of another relationship with the Company or any Affiliate from which no Separation from Service has occurred.
3.36    “Specified Employee” means an individual who, as of the date of his or her Termination of Service, is a key employee of the Company or any Affiliate, as determined under the policy of the Company, as in effect from time to time, for determining “specified employees” consistent with the requirements of Section 409A of the Code.
3.37    “Stock” means the Company’s common stock $1.25 par value and any other equity securities of the Company that may be substituted or resubstituted for such Stock.
3.38    “Substantial Risk of Forfeiture” means such term as described in Treas. Reg. §§ 1.409A-1(d) and 1.409A-1(b)(4).
3.39    “Termination of Service”, “termination of employment”, and words of similar import, unless the context clearly indicates otherwise, mean termination of employment, as determined by the Committee; provided that in the case of an Award that is 409A Compensation, such term shall mean Separation from Service.
IV.    Administration
4.01    Authority of the Committee. The Plan shall be administered by the Compensation Committee of the Board or by a duly appointed delegate of the Committee, which shall have full and final authority, in its discretion, in each case subject to and consistent with the provisions of the Plan,
(a)    to determine which Eligible Employees shall be granted Awards;
(b)    to determine the type and size of Awards, the dates on which Awards may be granted, exercised or settled and on which the risk of forfeiture or any deferral period relating to Awards shall lapse or terminate, and to accelerate any such dates;
(c)    to determine the expiration date of any Award;
(d)    to determine whether an Award will be granted on a standalone or tandem basis;

(e)    to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, other Awards, or other property;
(f)    to determine other terms and conditions of, and all other matters relating to, Awards;
(g)    to prescribe Award Agreements evidencing or setting terms of Awards (such Award Agreements need not be identical for each Participant);
(h)    to adopt amendments to Award Agreements; provided that, except as set forth herein or in the Award Agreement, the Committee shall not amend an Award Agreement in a manner that materially and adversely affects the Participant without the consent of the Participant (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant);
(i)    to establish rules and regulations for the administration of the Plan and amendments thereto and to create sub-plans;
(j)    to determine whether, to what extent, and under what circumstances any Award shall be terminated or forfeited or the Participant shall be required to disgorge to the Company gains or earnings attributable to an Award;
(k)    to construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein;
(l)    to make all other decisions and determinations (including factual determinations) in its discretion as the Committee may deem necessary or advisable for the administration of the Plan.
Decisions of the Committee with respect to the administration and interpretation of the Plan and any Award Agreement shall be final, conclusive, and binding upon all persons interested in the Plan, including all Eligible Employees, Participants, Beneficiaries, transferees under Section 6.05(c) and other persons claiming rights from or through a Participant, and shareholders.
4.02    Manner of Exercise of Committee Authority.
(a)    The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 (in which case the members of the Committee who qualify as Non-Employee Directors shall act as the Committee), or qualifying Awards under Section 162(m) of the Code as performance-based compensation (in which case the members of the Committee who qualify as outside Directors under Section 162(m) of the Code shall act as the Committee). The express grant of any specific power to the Committee, and the taking of any action by the Committee or a subcommittee, shall not be construed as limiting any power or authority of the Committee.
(b)    Subject to the Company’s by-laws and applicable law, the Committee may delegate to any other Committee of the Board or to one or more members of the Board the authority, subject to such terms as the Committee may determine, to exercise such powers and authority and perform such functions as the Committee in its discretion may determine. Such delegation may be revoked at any time.

(c)    The Committee may delegate to officers of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions and exercise such powers and authority, as the Committee in its discretion may determine, to the fullest extent permitted under the Company’s bylaws and under applicable law. Such delegation may be revoked at any time.
(d)    Except to the extent prohibited by applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Committee under the Plan. Such delegation may be revoked at any time.
4.03    Advisors and Agents of the Committee. The Committee may (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize and cause the Company to pay for the services of and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be providing services to an Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.
4.04    Records and Reports of the Committee. The Committee shall maintain records and accounts relating to the administration of the Plan.
4.05    Limitation of Liability; Indemnification. The members of the Board, the Committee, and their delegates, shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Committee, and each employee of the Company or any Affiliate to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and its Affiliates and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys fees) reasonably incurred by or imposed on such member or employee that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Affiliate. Notwithstanding the foregoing, the Company or an Affiliate shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or Affiliate consents in writing to such settlement or compromise.
4.06    Expenses. Expenses relating to the Plan prior to its termination shall be paid from the general assets of the Company or an Affiliate. Any individual who serves as a member of the Committee shall receive no compensation for such service.
4.07    Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.
V.    Award Limits and Adjustments
5.01    Per Person Award Limits. The maximum amount payable as a Performance Cash Award or other cash Award for any performance period (whether such performance period begins or ends before or after January 1, 2014) to an Eligible Employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be $5,000,000 million per calendar year. In the case of an award with a multi-year performance period (whether such performance period begins before or after January 1, 2014), the $5,000,000 million limit shall apply to each calendar year (or portion thereof) in the performance period.

5.02    Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate, or necessary in the case of any outstanding Award, to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust the exercise price or grant price relating to any Award provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause LTI Plan Phantom Stock Options, Phantom Stock Options or Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation” under Section 162(m) of the Code, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi), under the performance goals relating to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
VI.    Eligibility and General Conditions for Awards
6.01    Eligibility. Awards may be granted under the Plan only to Eligible Employees. An Employee on leave of absence, including for a Disability, who has not had a Termination of Service may be considered as still in the employ of the Company or an Affiliate for purposes of eligibility for participation in the Plan.
6.02    Awards. Awards may be granted on the terms and conditions set forth in this Plan. In addition, the Committee may impose on any Award, or the exercise thereof, at the date of grant or thereafter (subject to Section 10.06), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion, including performance conditions for the exercise or vesting of an Award, terms requiring forfeiture of Awards in the event of Termination of Service by the Participant or other events or actions by the Participant, terms for deferred payment or other settlement of an Award, and terms permitting a Participant to make elections relating to his or her Award. Such terms and conditions need not be uniform among types of Awards nor among Eligible Employees receiving the same type of Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of Missouri law, and may otherwise require payment of consideration for an Award except as limited by the Plan.
6.03    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.
6.04    Vesting; Termination of Service. The Committee may determine and set forth in the Award Agreement the vesting schedule for the Award and the extent to which an Award not vested shall be forfeited or shall terminate upon a Participant’s Termination of Service. Unless otherwise stated in the Award Agreement, or otherwise provided herein, an Award that vests based on the continued performance of services shall not be vested until the third anniversary of the date of grant of the Award, at which time the Award shall vest in full, provided the Participant has not had a Termination of Service. Unless otherwise stated in the Award Agreement, or otherwise provided herein, an Award held by a Participant upon Termination of Service shall be treated as follows, based on the determination by the Committee in its sole discretion of the reason for Termination of Service:

(a)    Death or Disability. Upon a Participant’s Termination of Service on account of death or Disability, all Awards that vest based on continued performance of services will become fully vested and nonforfeitable. Phantom Stock Options outstanding at the time of death (whether or not then exercisable) shall become and remain exercisable for one year following the date of death or Termination of Service on account of Disability (or until the expiration of their stated term, if shorter) and then terminate. The amount of any Performance Awards and Phantom Stock Appreciation Units shall be paid pro rata (subject to achievement of the performance conditions in the case of Performance Awards) based on the ratio of the full months of service prior to Termination of Service to the total number of months in the performance period or cycle; and shall be settled at the same time as such Performance Awards or Phantom Stock Appreciation Units to other Participants are settled.
(b)    Cause. Upon a Participant’s Termination of Service for Cause, all Awards (whether or not then vested or forfeitable under the terms of the Award) shall be forfeited and terminate. In the event that within one year after Termination of Service a Participant commits an act or omission that that would be Cause, or it is discovered that the Participant has committed such act or omission before Termination of Service, then the Committee may in its discretion determine that the Termination of Service shall be deemed to have occurred for Cause.
(c)    Involuntary Termination Other Than for Cause, Voluntary Termination for Good Reason, or Retirement. Upon a Participant’s Termination of Service due to involuntary termination by the Company for a reason other than Cause, or due to voluntary termination by the Participant for Good reason, or upon the Participant’s Retirement, all Awards that vest based on continued performance of services will become fully vested and nonforfeitable. Any Phantom Stock Option will remain exercisable for the lesser of one month following the date of Termination of Service (e.g., if Termination of Service occurs on the 14th day of a calendar month, the Award shall remain exercisable until the 13th day of the following calendar month) or until the expiration of its stated term, if shorter, and then terminate. The amount of any other Performance Awards and Phantom Stock Appreciation Units shall be paid pro rata (subject to achievement of the performance conditions in the case of Performance Awards) based on the ratio of the full months of service prior to Termination of Service to the total number of months in the performance period or Phantom Stock Appreciation Unit cycle; and shall be settled at the same time as such Performance Awards or Phantom Stock Appreciation Units to other Participants are settled.
(d)    Voluntary Termination Other than for Retirement or Disability. Upon a Participant’s voluntary Termination of Service for a reason other than Retirement or Disability, all outstanding Awards, whether or not then vested or forfeitable under the terms of the Award (other than a vested Deferred Award) shall be forfeited and terminate. Vested Deferred Awards shall remain payable in accordance with their terms.
(e)    Automatic Extended Exercisability in Certain Cases. Notwithstanding the foregoing provisions of this Section, if the date an Award would otherwise terminate is a date that the Participant is prohibited from exercising the Award under the Company’s insider trading policy or such other conditions under applicable securities laws as the Committee shall specify, the term of the Award shall be extended to the second business day after the Participant is no longer so prohibited from exercising the Award, but in no event shall the Award be extended beyond the original stated term of the Award.
(f)    Automatic Exercise in Certain Cases. In addition, if determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards,

Phantom Stock Options will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant by the beneficiary or transferee) on the expiration date of the Phantom Stock Option to the extent that as of such expiration date the Phantom Stock Option is vested and exercisable and the per share exercise price of the Phantom Stock Option is below the Fair Market Value of a share of Stock on such expiration date.
(g)    Waiver by Committee. Notwithstanding the foregoing provisions of this Section, the Committee may in its sole discretion as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, which treatment need not be uniform among Participants, determine that Awards shall become exercisable or vested upon a Termination of Service, determine that Awards shall continue to become exercisable or vested in full or in installments after Termination of Service, extend the period for exercise of Phantom Stock Options following Termination of Service (but not beyond the original stated term of the Phantom Stock Option), or provide that any Performance Award shall in whole or in part not be forfeited upon such Termination of Service.
6.05    Nontransferability of Awards.
(a)    During the Participant’s lifetime, each Award and each right under any Award shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative, or by a transferee receiving such Award pursuant to a domestic relations order issued by a court with jurisdiction over the Company, requiring the transfer of the award. Nothing herein shall be construed as requiring the Committee to honor a domestic relations order except to the extent required under applicable law.
(b)    No Award, and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
(c)    Notwithstanding subsections (a) and (b) above, a Participant may transfer a Phantom Stock Option for no consideration to a Permitted Transferee in accordance with rules and subject to such conditions as may be specified by the Committee in the Award Agreement or in the Committee’s rules or procedures of general application. For this purpose, a “Permitted Transferee” in respect of any Participant means any member of the Immediate Family of such Participant, any trust of which all of the primary beneficiaries are such Participant or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Participant or members of his or her Immediate Family; and the “Immediate Family” of a Participant includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests. Such Award may be exercised by such transferee in accordance with the terms of such Award. Following the transfer of a Phantom Stock Option to a Permitted Transferee, the Permitted Transferee shall have all of the rights and obligations of the Participant to whom the Award was granted and such Participant shall not retain any rights with respect to the transferred Award, except that (i) the payment of any tax attributable to the exercise of the Phantom Stock Option shall remain the obligation of the Participant, (ii) the period during which the Phantom Stock Option shall become exercisable or remain exercisable shall depend on the service of the original Participant and the circumstances of his or her Termination of Service. A Permitted Transferee may not again transfer an Award to another Permitted Transferee.
(d)    If for any reason an Award is exercised or payment is to be made under any Award to a person other than the original Participant, the person exercising or receiving delivery or payment under such Award shall, as a condition to such exercise, delivery or receipt, supply to the Committee such evidence as the Committee may reasonably require to establish the identity of such person and such person’s right to exercise or receive delivery or payment under such Award. A Permitted Transferee or other transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.
6.06    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan.
6.07    Stand-Alone, Tandem and Substitute Awards.
(a)    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan; provided that if the stand-alone, tandem or substitute Award is intended to qualify as performance-based compensation under Section 162(m)of the Code, it must separately satisfy the requirements for performance-based compensation. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits.
(b)    The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for Stock-based awards (“Acquired Entity Awards”) held immediately prior to such merger, consolidation or acquisition by employees or directors of another corporation or entity who become Eligible Employees as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity, in order to preserve for such newly Eligible Employees the economic value of all or a portion of such Acquired Entity Award, at such price as the Committee determines necessary to achieve preservation of economic value
6.08    Deferred Awards. LTI Plan Phantom Stock Options are Deferred Awards when subject to a Participant's deferral election. The Committee may provide in an Award Agreement that the Award shall be in whole or in part a Deferred Award. In addition, the Committee may provide, in a manner specified by the Committee in the Award Agreement or in the Committee’s rules and procedures of general application, that a Participant may elect to defer settlement of an Award so that the Award becomes a Deferred Award. A deferral election and a Deferred Award will be subject to the following terms and to such additional terms and conditions as the Committee shall designate in its discretion:
(a)    Deferral Elections. An election to defer an Award shall be made on or before December 31 of the calendar year preceding the calendar year in which the Award is granted, on a form (which may be electronic) authorized by the Committee, and shall not carry over from year to year unless the Committee timely provides otherwise. Such election shall become irrevocable for the period to which it applies as of the last date for making such election. The deferral election shall include (i) the designation and portion of the Award to be deferred, (ii) the date on which settlement of the deferred Award shall be made or commence (which may be a fixed date such as the Participant’s attainment of a particular age, the Participant’s Termination of Service for any reason, or such other dates or circumstances as may be required or permitted by the Committee); and (iii) whether settlement shall be made on a single date or in installments over a period and subject to such terms and conditions as may be set by the Committee at the time of the deferral election. If there is no election as to form of settlement, then settlement shall be made no later than 90 days following the date designated in (ii), in a lump sum in cash, or such other medium as the Committee may designate.
(b)    New Participants. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant who never previously received an Award and never previously had deferred compensation under any other plan required by Section 409A of the Code to be aggregated with his or her Awards under that Plan. Such an individual’s deferral election shall be made within 30 days of the grant of the Award and shall be effective only with respect to a fractional portion of the Award determined by multiplying (separately with respect to each applicable vesting date), the grant date value of the portion of an Award vesting on such vesting date by a fraction, the numerator of which is the number of calendar days between the date the deferral election is received by the Committee and the date such Award (or portion thereof) vests, and the denominator of which is the total number of calendar days between the grant date and the vesting date.
(c)    Performance-Based Compensation. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant with respect to a Performance Award on or before a date that is at least six months before the end of the applicable performance period of at least 12 months, provided the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established (provided they are established within 90 days of the beginning of the performance period) through the date such election is made, and provided that the compensation to be paid under the Performance Award is not at the time of the election readily ascertainable within the meaning of Treas. Reg. § 1.409A-2(a)(8).
(d)    Awards Vesting in More than Twelve Months. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant with respect to an Award that is subject to a condition requiring the Participant to continue to remain employed for a period of at least 12 months from the date of the grant. Such a deferral election, if permitted, must be made on or before the 30th day after the grant date, provided that the election is made at least 12 months in advance of the earliest vesting date (other than vesting on account of death or a Change in Control).
(e)    Dividend Equivalents on Deferred Awards. To the extent specified in the Award Agreement, Dividend Equivalents may be credited to deferred Awards (other than Phantom

Stock Options) during the deferral period, subject to such terms and conditions as the Committee shall specify.
VII.    Specific Provisions for Awards
7.01    Phantom Stock Options. The Committee is authorized to grant Phantom Stock Options to Eligible Employees. The Committee shall determine the term of each Phantom Stock Option, provided that in no event shall the term of a Phantom Stock Option exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Phantom Stock Option may be exercised in whole or in part (including based on achievement of performance goals and future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement (whether cash or other property), and whether or not a Phantom Stock Option shall be free-standing or in tandem or combination with any other Award. If no other time for exercise of a Phantom Stock Option is specified in the Award Agreement, the Phantom Stock Options shall become exercisable on the third anniversary of the date of grant of such Phantom Stock Option.
7.02    Restricted Stock Units. The Committee is authorized to grant RSUs to Eligible Employees, subject to the following terms and conditions except as otherwise provided in the Award Agreement:
(a)    Award and Restrictions. RSUs shall be subject to restrictions constituting a Substantial Risk of Forfeiture, which conditions may be time-based or performance-based. Unless deferred pursuant to Section 6.08, settlement of RSUs by delivery of cash or other property, as specified in the Award Agreement, shall occur upon the lapse of the Substantial Risk of Forfeiture, but no later than within two and one-half months after the last day of the calendar year in which the Substantial Risk of Forfeiture lapses unless subject to Section 6.08 as a Deferred Award. In addition, RSUs shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the same time as the Substantial Risk of Forfeiture or at earlier or later specified times, separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. If no other time for lapse of restrictions on RSUs is specified in the Award Agreement, the RSUs shall become vested and nonforfeitable and the Substantial Risk of Forfeiture shall lapse on the third anniversary of the date of grant of such RSUs. Except as restricted under the terms of the Plan, and any Award Agreement relating to the RSUs, prior to settlement a Participant granted RSUs shall have the right to receive dividend equivalents thereon pursuant to subsection (b) but shall have no right to vote respecting the RSUs or any other rights of a shareholder.
(b)    Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on RSUs shall be automatically deemed reinvested in RSUs and shall be paid when the RSUs to which they relate are settled. Notwithstanding the foregoing, Dividend Equivalents shall be forfeited if the RSUs to which they relate are forfeited or otherwise not earned.
7.03    Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to an Eligible Employees, entitling the Participant to receive cash, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify with due regard to the applicability of Section 409A of the Code. Notwithstanding the foregoing, unless the Committee provides otherwise, (a) Dividend Equivalents will not be paid with respect to Phantom Stock Options, and (b) any Dividend Equivalents associated with a Performance Award will be forfeited to the extent the Performance Award is forfeited or otherwise not earned.
7.04    Performance Units and Performance Cash Awards. The Committee is authorized to grant Performance Units and Performance Cash Awards to Eligible Employees, subject to the following terms and conditions except as otherwise provided in the Award Agreement:
(a)    Performance Units shall be denominated in dollars and have an initial value that is established by the Committee at the time of grant. Performance Cash Awards will be denominated in cash. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units, and the amount of a Performance Cash Award, that will be paid out to the Participant, and shall set a performance period in accordance with Section 8.02.
(b)    After the applicable performance period has ended, the holder of Performance Units or Performance Cash Award shall be entitled to receive payout on the number and value of Performance Units or Performance Cash Award payment earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
(c)    Unless the Performance Units or Performance Cash Award payment amounts are deferred as provided in Section 6.08, payment of earned Performance Units or the Performance Cash Award shall be made in a single lump sum, as soon as practicable after the Committee has certified the number of Performance Units or cash amount of the Performance Cash Award earned for the performance period, but in no event later than within two and one-half months after the last day of the calendar year in which the Participant’s rights to such Performance Units or Performance Cash Award have become vested and nonforfeitable and the Substantial Risk of Forfeiture has lapsed unless subject to Section 6.08 as a Deferred Award. The earned Performance Units will be paid in the form of cash equal to the value as of the date of distribution of the number of earned Performance Units at the close of the applicable performance period. The Performance Cash Award will be paid in cash.
7.05    Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Employees other Awards that may be valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of shares of Stock, including, without limitation, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Stock or the value of securities of or the performance of specified subsidiaries or Affiliates or other business units. The Committee is authorized to grant Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion.
7.06    Cash Awards. The Committee is authorized to grant cash Awards to Eligible Employees as a bonus on such terms and conditions as the Committee shall determine, subject to any applicable restrictions of this Plan.

7.07    Phantom Stock Appreciation Unit Awards. The Committee is authorized to grant Phantom Stock Appreciation Units to Eligible Employees. The amount payable with respect to Phantom Stock Appreciation Units will be determined based on a cycle of one or more years as provided in the Award Agreement. Except as otherwise provided in the Award Agreement, Phantom Stock Appreciation Units will be paid in cash within 60 days following the last day of the last year of a cycle unless subject to Section 6.08 as a Deferred Award. Except as otherwise provided in the Award Agreement, if a Participant has a Termination of Service prior to complete payment of the Participant's Phantom Stock Appreciation Units, then any amount not paid to the Participant prior to the Participant's Termination of Service will be forfeited upon such Participant's Termination of Service; provided, however, such forfeiture will not occur if the Participant's Termination of Service is on account of an involuntary Termination of Service other than for Cause, a voluntary Termination of Service for Good Reason, Retirement, Death or Disability.
7.08    LTI Plan Phantom Stock Options. The Committee is authorized to grant LTI Plan Phantom Stock Options to Eligible Employees. LTI Plan Phantom Stock Options are subject to the following terms and conditions except as otherwise provided in the Award Agreement:
(a)    Nature of Award. An LTI Phantom Stock Option is a fictional unit equivalent to a share of Stock in which the Participant receives value based on an increase in shareholder value as described in this Section 7.08 from the date of the grant of the Award.
(b)    Grant Price. The Grant Price of an LTI Plan Phantom Stock Option is the price at which the LTI Plan Phantom Stock Option is issued to the Participant. The Grant Price is the volume weighted average price of a share of Stock for the calendar month prior to the Award's issuance.
(c)    Payout. Payout means the actual amount to be paid to a Participant with respect to an Award of LTI Plan Phantom Stock Options. The Payout is described below in this Section 7.08.
(d)    Plan Cycle. The Plan Cycle is the three-year period designated for the Award. The Plan Cycle for LTI Plan Phantom Stock Options granted in 2012 begins January 1, 2012 and ends December 31, 2014. The Plan Cycle for LTI Phantom Stock Options granted in 2013 begins January 1, 2013 and ends December 31, 2015. The Plan Cycle for LTI Phantom Stock Options granted in 2014 begins January 1, 2014 and ends December 31, 2016. The Plan Cycle for LTI Phantom Stock Options granted in any subsequent year begins January 1 of such year and ends on December 31 of the second following year.
(e)    Determination and Payment of Payout. The Payout to a Participant for a completed Plan Cycle with respect to an Award of LTI Plan Phantom Stock Options will be made in cash within 60 days following the close of the Plan Cycle unless the LTI Phantom Stock Option is a Deferred Award. The amount of the Payout will be calculated by first determining the spread between the fiscal-year end volume weighted average closing price of a share of Stock for the final month of the Plan Cycle of the Award and the Grant Price of the LTI Plan Phantom Stock Option. The spread is then multiplied by the number of shares of the Participant's Award of LTI Plan Phantom Stock Options. Dividends are accrued and paid at the end of the three-year plan cycle; dividends are only paid to the extent that they are offset against any negative Stock price appreciation. If the LTI Phantom Stock Option is a Deferred Award then the Payout will be determined and deferred.
(f)    Forfeiture. The Payout to a Participant is conditioned upon the Participant's compliance with any non-compete provision and any confidentiality provision in any written agreement between the Participant and the Company. Unless the Committee provides otherwise in writing, upon the date of any violation of any such provision, any amount not yet distributed to the Participant with respect to the Award will be immediately and automatically forfeited. If a Participant initiates a Separation from Service with the Company for any reason other than death, Disability, Retirement or Good Reason, or the Participant incurs a Separation from Service for Cause, any amount not yet distributed to the Participant will be immediately and automatically forfeited.
(g)    Pro Rata Payout. If the Participant incurs a Separation from Service with the Company that is initiated by the Company without Cause, or by the Participant for Good Reason, or is the result of the Participant's Retirement, death or Disability, or if the Participant ceases to be an Eligible Employee due to an approved leave of absence, promotion, demotion or transfer to a position of employment within the Company which the Committee determines is ineligible for participation in the Plan (an "Ineligibility Event"), then the Participant will receive with respect to any outstanding Award (i) the unpaid portion of the Participant's Payout for any Plan Cycle which closed prior to the Separation from Service or Ineligibility Event, and (ii) with respect to a Separation from Service, for any Plan Cycle that has not closed as of a Separation from Service a pro rata Payout determined under the following sentences. To determine the pro rata Payout, the Committee will first determine the spread between the fiscal-year end volume weighted-average closing price of the Stock for the final month of the year in which the Separation from Service occurs and the Grant Price. The spread is then multiplied by the number of Shares of the Participant's Award of LTI Plan Phantom Stock Options outstanding for the Plan Cycle. The product is then multiplied by a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle as of the Separation from Service and the denominator of which is the total number of months in the Plan Cycle. Dividends are accrued and paid at the end of the Plan Cycle and calculated for a partial Plan Cycle using the same methodology; dividends are only paid to the extent they are offset against any negative Stock price appreciation. Payout will be made in cash within 60 days following the close of the Plan Cycle (except in the case of a Deferred Award); provided, however, if the Participant is a Specified Employee, Payout will not be prior to the date that is 6 months after the Participant's Separation from Service.
(h)    Change in Control. Upon a Change in Control, the Committee will determine the Payout of the uncompleted Plan Cycles, which will be a Payout for each partial Plan Cycle with respect to an amount equal to the spread between the Transaction Price and the Grant Price. The spread is then multiplied by the number of Phantom Stock Options outstanding. Any Payout will be made in cash within 60 days of the Change in Control. The Transaction Price will be (a) the negotiated sale price for Stock, or (b) if the Change in Control is the result of a tender or exchange offer, the highest price per share of Stock paid in such tender or exchange offer. To the extent the consideration paid in any such transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined in the sole discretion of the Committee.
(i)    Newly Eligible Employee. If the Committee grants an LTI Phantom Stock Option after the beginning of a Plan Cycle to a Participant who first becomes an Eligible Employee after the beginning of the Plan Cycle, the Payout for such Participant shall be prorated with respect to the date the Participant first became an Eligible Employee or such later date designated by the Committee, and the Committee may make such other adjustments as it deems appropriate.

VIII.    Performance Awards
8.01    Performance Awards Generally. The Committee is authorized to grant any Award in the form of a Performance Award. Performance Awards may be denominated as a cash amount, or specified number of other Awards or property (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee over a performance period established by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. After the end of each performance period, the Committee shall determine the amount, if any, of the Performance Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a Performance Award shall be reduced from the amount of his or her potential Performance Award, including a determination to make no final Award whatsoever, and may exercise its discretion to increase the amounts payable under any Performance Award, except as limited under Section 8.02 (relating to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service by the Participant or other event (including a Change in Control) prior to the end of a performance period or otherwise prior to settlement of such Performance Awards. Settlement of Performance Awards shall be in cash, other Awards or other property, as provided in the Award Agreement in the discretion of the Committee.
8.02    Performance Awards Under Section 162(m) of the Code. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more preestablished performance goals and shall be subject to other terms set forth in this Section 8.02.
(a)    Performance Goal Generally. The performance goal for Performance Awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code shall consist of one or more of the business criteria listed in Section 8.03, including or excluding the adjustments described in Section 8.03, and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Article VIII. The Performance Award may also have threshold levels of performance (below which no Performance Award shall be paid) and maximum levels of Performance Award, regardless of the degree to which the actual performance exceeds the target level. The performance goal shall be objective. Any performance goal may be established for one performance period or averaged over time, as the Committee may deem appropriate. Performance may, but need not be, based on a change or an increase or positive result. Performance goals may differ for Performance Awards granted to any one Eligible Employee or to different Eligible Employees. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(b)    Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of a Performance Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be measured over a performance period specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. The level of attainment of performance goals must be substantially uncertain at the time such goals are established, as required under Treas. Reg. §1.162-27. In all cases, the maximum Performance Award of any Participant intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be subject to the per-person limitation set forth in Section 5.01.
(c)    Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more performance goals based on one or more of the business criteria set forth in Section 8.03 during the performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the bonus pool; provided the sum of such percentages shall not exceed 100%.
8.03    Performance Criteria. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the performance criteria shall be selected from among the following and may where applicable apply on a corporate, divisional, unit or individual basis:
(a)    Share price, including (i) market price per share; and (ii) share price appreciation, depreciation, amortization, or extraordinary or special items;
(b)    Earnings, including (i) earnings per share, reflecting dilution of shares; (ii) gross or pre-tax profits; (iii) post-tax profits; (iv) operating profit; (v) earnings net of or including dividends; (vi) earnings net of or including the after-tax cost of capital; (vii) earnings before (or after) interest and taxes (“EBIT”); (viii) earnings per share from continuing operations, diluted or basic; (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (xi) operating earnings; (xii) growth in earnings or growth in earnings per share; (xiii) total earnings;
(c)    Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets; (iv) return on net assets; (v) return on gross sales; (vii) return on investment; (viii) return on capital; (ix) return on invested capital; (x) return on committed capital; (xi) financial return ratios; (xii) value of assets; and (xiii) change in assets;
(d)    Cash flows, including (i) operating cash flow; (ii) net cash flow, (iii) free cash flow, (iv) cash flow on investment;
(e)    Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;
(f)    Margins, including (i) adjusted pre-tax margin; and (ii) operating margins;
(g)    Income, including (i) net income; and (ii) consolidated net income,

(h)    Net investment income and realized investment gains or losses (including on a per share basis);
(i)    Economic value added;
(j)    Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels; (iv) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (vi) expense reduction levels; (vii) operating cost management; and (viii) cost of capital;
(k)    Financial ratings, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives;
(l)    Market or category share, including (i) market share; (ii) volume; (iii) unit sales volume; (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(m)    Shareholder return, including (i) total shareholder return, (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends;
(n)    Objective nonfinancial performance criteria, including (i) attainment of strategic and business goals; (ii) regulatory compliance; (iii) productivity and productivity improvements; (iv) inventory turnover, average inventory turnover or inventory controls; (v) net asset turnover; (vi) customer satisfaction based on specified objective goals or company-sponsored customer surveys; (vii) employee satisfaction based on specified objective goals or company-sponsored employee surveys; (viii) objective employee diversity goals; (ix) employee turnover; (x) specified objective environmental goals; (xi) specified objective social goals; (xii) specified objective goals in corporate ethics and integrity; (xiv) specified objective business integration goals; (xv) specified objective business expansion goals or goals relating to acquisitions or divestitures; (xvi) succession plan development and implementation.
The Committee may provide in any Performance Award that any evaluation of performance shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges.
8.04    Settlement of Performance Awards. Prior to settlement of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall certify the level of attainment of performance goals and the satisfaction of other material terms of the Award upon which settlement of the Award was conditioned. The Committee may not exercise discretion to increase the amount payable to a covered employee (as defined in Section 162(m)(3) of the Code) in respect of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

8.05    Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals, and the amount of any actual Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
8.06    Additional and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate. An Award may specify that the Participant is to receive payment from the Company or any Affiliate. Awards granted in addition to other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.
8.07    Interest. Unless interest is specifically provided for in this Plan or the Award Agreement, no interest will be paid on Awards. The Award Agreement may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.
8.08    Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall grant Awards under the Plan and otherwise administer the Plan in a manner so that the grant and exercise of each Award with respect to such a Participant may qualify for an available exemption from liability under Rule 16b-3, Rule 16b-6, or otherwise not be subject to liability under Section 16(b), provided that this provision shall not be construed to limit sales or other dispositions by such a Participant (in connection with an exercise or otherwise), and shall not limit a Participant’s ability to engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.
IX.    Change in Control
9.01    Committee Discretion for Awards that are not 409A Compensation. Unless otherwise provided in the Award Agreement, in the event there is any Change in Control, the Committee may, in its discretion, with respect to any Award or agreement that is not 409A Compensation, without the consent of the Participant, provide for any or all of the following to occur:
(a)    the assumption or substitution of, or adjustment to, such outstanding Award or agreement;
(b)    acceleration of the vesting of such Award and termination of any restrictions or performance conditions on such Award; or
(c)    the cancellation of such Award or agreement for a payment to the Participant in cash or other property in an amount determined by the Committee.
The Committee may provide for the preceding to occur immediately upon the Change in Control or upon the Termination of Service of the Participant initiated by the Company or an Affiliate other than for Cause within a fixed time following the Change in Control. In addition, with respect to any unexercised Phantom Stock Option, the Committee may extend the period for exercising the vested portion thereof for a stated period following such a Termination of Service within such fixed time (but only during the stated term of the Phantom Stock Option).
9.02    Effect of Change in Control on 409A Compensation. The Award Agreement for an Award providing for 409A Compensation may provide that in the event there is a Change in Control, then the affected Participant’s outstanding Awards shall thereupon become fully vested, any restrictions or performance conditions on such Award shall thereupon lapse, and the Award shall be settled as promptly as practicable but no more than 60 days following such Change in Control.
X.    General Provisions
10.01    Additional Award Forfeiture Provisions. The Committee may condition an Eligible Employee’s right to receive a grant of an Award, or a Participant’s right to exercise an Award or to retain cash or other property acquired in connection with an Award, upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following Termination of Service.
10.02    Compliance with Legal and Other Requirements.
(a)    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the payment of benefits under any Award until completion of such required action under any federal or state law, rule or regulation (including, without limitation, obtaining any approval, order or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency that the Committee or the Company shall determine to be necessary or advisable), listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Company may consider appropriate, and may require any Participant, as a condition of receiving payment under an Award, to make such representations and covenants, furnish such information and comply with or be subject to such other conditions as the Company deems necessary or advisable in connection with the payment of benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.
(b)    Without limiting the generality of the foregoing, no form of payment shall be delivered with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal, state and other securities laws.
10.03    Designation of Beneficiary. By written instrument filed with the Company during the Participant’s lifetime in a manner specified by the Committee in the Award Agreement or in the Committee’s rules and procedures of general application, each Participant may file with the Committee a written designation of one or more persons or revocable trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Participant’s death or to exercise an Award or to receive settlement of an Award after the Participant’s death. No such designation of Beneficiary shall be effective until filed with the Committee. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee prior to the Participant’s death shall be controlling. If no such Beneficiary designation is in effect at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to have been designated his or her Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder and shall be entitled to exercise or receive settlement of an Award after the Participant’s death. If the Committee is in doubt as to the right of any person as Beneficiary, the Company may retain any amount in question until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.
10.04    Tax Provisions.
(a)    Withholding. The Company and any Affiliate is authorized to withhold, at the time of grant or settlement or other time as appropriate, from any Award or Account, any payment relating to an Award or Account, or any payroll or other payment to a Participant, amounts of withholding and other taxes required to be withheld by the Company or Affiliate.
(b)    Payment of Tax Amount. Notwithstanding anything herein to the contrary, in the event the Internal Revenue Service should finally determine that an Award that has not been settled is nevertheless required to be included in the Participant’s or a Beneficiary’s gross income for federal income tax purposes, then an amount necessary to pay the minimum applicable federal, state or local income taxes on such includible value shall be distributed with respect to the Award in a lump sum cash payment within sixty (60) days after such determination, without the requirement of separate approval by the Committee. A “final determination” of the Internal Revenue Service is a determination in writing ordering the payment of additional tax, reporting of additional gross income or otherwise requiring an Account or portion thereof to be included in gross income, which is not appealable or which the Participant or Beneficiary does not appeal within the time prescribed for appeals. For avoidance of doubt, this Section 10.04(d) applies to all Awards and Accounts both 409A Compensation and non-409A Compensation.
(c)    Participant Responsibility. Each Participant is solely responsible for all taxes of any nature imposed on the Participant in connection with any Award, including without limitation any taxes under Section 409A or Section 4999 of the Code. Nothing in this Plan or any Award Agreement shall be construed to guarantee the tax consequences to the Participant of any Award.
10.05    Limitation on Benefits.
(a)    In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant to this Plan (such payments or distributions pursuant to this Plan are hereinafter referred to as "Plan Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Such reduction shall be applied before any reduction of any other payments that are not Plan Payments unless the plan or agreement calling for such payments expressly provides to the contrary making specific reference to this Plan. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not a Plan Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Plan Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
(b)    The Committee shall select a firm of certified public accountants of national standing, (the "Accounting Firm"), which may be the firm regularly auditing the financial statements of the Company. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the Termination of Service or such earlier time as is requested by the Company and an opinion to the Participant that he has substantial authority not to report any Excise Tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Accounting Firm shall determine which and how much of the Plan Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 10.05, provided that, if the Accounting Firm does not make such determination within 15 business days of the Termination of Service the Company shall elect which and how much of the Plan Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 10.05 and shall notify the Participant promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan.
(c)    As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Plan Payments or Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Plan Payments or Payments, as the case may be, which will not have been made by the Company could not have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand the Participant shall repay to the Company any such Overpayment paid or distributed by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
10.06    Amendment and Termination of the Plan. The Company, acting through its Board directly or on the recommendation of the Committee, may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements or applicable exchange listing requirements; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless the Committee determines that such action would result in an income tax penalty on the Participant).
10.07    No Repricing. Without the approval of shareholders, the Committee will not amend or replace previously granted Phantom Stock Options in a transaction that constitutes a repricing. In addition, and for avoidance of doubt, none of the following is permitted to occur without approval of shareholders: (a) lowering the grant price of outstanding Phantom Stock Options, and (b) cancelling outstanding Phantom Stock Options in exchange for cash, other Awards, or replacement Phantom Stock Options with grant prices that are less than the grant prices of the cancelled Phantom Stock Options.
10.08    Clawback; Right of Setoff. Awards are subject to the Company’s policy on recoveries and such other terms and conditions as the Committee may impose in the event the Committee determines a Participant's own misconduct contributed materially to the Participant's receipt of unearned amounts of cash or other property. The Company or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or an Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10.08 subject to Section 10.12. Notwithstanding the foregoing, no setoff form 409A Compensation may be made if it results in acceleration or deferral of the permitted payment date under Section 409A of the Code.
10.09    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.
10.10    Treatment of Awards by Other Plans. No Award shall be treated as compensation for the purpose of determining benefits based on compensation under any other plan or arrangement of the Company or any Affiliate unless such plan or arrangement provides to the contrary making specific reference to this Plan or to such form of compensation under a former plan.
10.11    Payments in the Event of Forfeitures. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.
10.12    Considerations Under Section 409A of the Code.
(a)    Construction in Compliance with Code Section 409A. The Company intends that none of the grant, exercise, settlement or amendment or termination of any Award under the Plan will cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A. The provisions of the Plan and any Award Agreement shall be construed consistent with that intent.

(b)    Six-Month Delay. Any distribution or settlement of 409A Compensation triggered by the Termination of Service of a Specified Employee that would otherwise be made prior to the Deferred Distribution Date (as defined below) shall not occur earlier than the Deferred Distribution Date. The “Deferred Distribution Date” is the day that is six (6) months and one (1) day after a Participant’s Termination of Service (or the Specified Employee’s date of death, if earlier).
10.13    Governing Law. The Plan and all agreements and forms hereunder shall be construed in accordance with and governed by the laws of the State of Missouri without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
10.14    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Employee or Participant the right to continue as an Eligible Employee or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Employee’s or Participant’s employment or service at any time, (iii) giving an Eligible Employee or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award. Neither the Plan nor any action taken hereunder shall be construed to alter the status of any Eligible Employee or Participant as an employee at will. Except as expressly provided in the Plan or an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
10.14    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Employee or Participant the right to continue as an Eligible Employee or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Employee’s or Participant’s employment or service at any time, (iii) giving an Eligible Employee or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award. Neither the Plan nor any action taken hereunder shall be construed to alter the status of any Eligible Employee or Participant as an employee at will. Except as expressly provided in the Plan or an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
10.15    Severability; Entire Agreement. If any of the provisions of this Plan or any Award Agreement are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of provision of a restrictive covenant applicable to an Award pursuant to Section 10.01 (a “Restrictive Covenant”) is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder; and further provided that if any portion of a Restrictive Covenant is finally held to be invalid, illegal or unenforceable notwithstanding such modification or because such modification of the acceptable scope does not cure such invalidity, illegality or unenforceability, such provision shall not be severable, the entire Award shall be deemed invalid, illegal and unenforceable; the Company and its Affiliates shall have no liability or obligation respecting such Award, and the Participant shall forthwith restore to the Company any payment or settlement previously made pursuant to that Award.

The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
10.16    Plan Term. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.
10.17    Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.
10.18    General Creditor Status. With respect to any Award, each Participant and Beneficiary shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Participant or Beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets of the Company and shall be solely the obligation of the Company. To the extent the Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and Participants that the Plan be “unfunded” for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended).

Dated: April 24, 2014
KANSAS CITY LIFE INSURANCE COMPANY
By: /s/ Alan C. Mason, Jr

Title: Senior Vice President, General Counsel & Secretary